UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 9, 2025

Astra Energy, Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-52205	20-3113571
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1100 Benjamin Franklin Drive, Unit 802 Sarasota Florida 34236

(Address of principal executive offices, including zip code)

(800) 705-2919

(Registrant's telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.24d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.23e-4(c))’

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common	ASRE	OTCQB

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events

On June 5th, 2025, the Astra Energy Inc. Board of Directors unanimously voted to approve a Settlement and Stock Redemption Agreement between Astra Energy Inc. ("Astra" or the "Company") and Holcomb Energy Systems LLC and HRE Scientific Holdings Ltd. ("Holcomb").

The agreement states:

Holcomb will return to Astra, share certificates or the digital documentation evidencing ten million (10,000,000) Astra Energy Inc. restricted common shares, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank for the shares to be returned to the Company.

Astra will return their 50% of the outstanding shares of the joint venture company, Astra-Holcomb Energy Systems LLC. to Holcomb and relinquish exclusive global manufacturing and distribution rights to the In-Line Power Generator and the Self-Sustaining Power Plant utilizing the Patents.

Astra will be granted an open license to manufacture and distribute the In-Line Power Generator and the Self-Sustaining Power Plant utilizing the Patents solely into its own projects on a non-exclusive basis and will not pay an up-front license fee. The Company will pay a 7.5% Royalty and 2.5% towards R and D of the wholesale cost of the equipment once installed and operating.

Astra feels confident the technology has the potential to improve project ROI significantly within its build-own-operate model.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASTRA ENERGY, INC.

Dated: June 9, 2025	By:	/s/ Ronald W. Loudoun
Ronald W. Loudoun
CEO

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